CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 13, 2007, relating to the financial statements and financial highlights which appear in the February 28, 2007 Annual Report to Shareholders of Systematic Value Fund and Systematic Mid Cap Value Fund (each a series of Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Experts”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

June 28, 2007